Exhibit (a)(1)(iv)

PLAYTIKA HOLDING CORP.

ELECTION TERMS AND CONDITIONS

BY YOUR ELECTION TO PARTICIPATE PURSUANT TO THE “ELECTION FORM” PAGE OF THE OPTION EXCHANGE WEBSITE, YOU AGREE TO ALL TERMS OF THE OPTION EXCHANGE AS SET FORTH IN THE OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS FOR RESTRICTED STOCK UNITS, DATED NOVEMBER 14, 2022 (AS IT MAY BE AMENDED AND SUPPLEMENTED FROM TIME TO TIME, THE “OFFER TO EXCHANGE”).

Playtika Holding Corp., a Delaware corporation ( “Playtika,” “our,” “us” or “we”), is offering eligible service providers the opportunity to exchange outstanding eligible stock options for a lesser number of new restricted stock units (“RSUs”) to be granted under the Playtika Holding Corp. 2020 Incentive Award Plan, as amended (the “2020 Plan”). We refer to the offer made pursuant to the Offer to Exchange as the “Option Exchange.”

If you would like to participate in this Option Exchange, please complete and submit your election via the Playtika Option Exchange website at www.myoptionexchange.com by no later than 9:00 p.m., Pacific Time, on December 12, 2022, unless we extend the Option Exchange. You may change or withdraw this election by submitting a new properly completed election via the Option Exchange website at www.myoptionexchange.com prior to 9:00 p.m., Pacific Time, on the completion date, which is expected to be December 12, 2022, unless we extend the Option Exchange.

By electing to exchange your eligible options, you understand and agree to all of the following:

1.     You hereby agree to exchange your eligible options indicated on the “Election Form” page of the Option Exchange website for new RSUs as determined in accordance with the terms of the Option Exchange as set forth in the Offer to Exchange, of which you hereby acknowledge receipt. Each eligible option indicated on the “Election Form” page of the Option Exchange website which you have elected to exchange will be cancelled, on a grant-by-grant basis, on December 12, 2022 or, if the Option Exchange is extended, on the extended completion date. Any new RSUs will be granted to you on December 12, 2022, or any extended completion date, in accordance with the terms of the Option Exchange or, if the Option Exchange is extended, on the extended completion date. You hereby agree to execute an RSU award agreement evidencing the grant of the new RSUs and further acknowledge that the new RSUs granted pursuant to the Option Exchange have a different vesting schedule than the eligible options cancelled in the exchange. Instead, the new RSUs granted pursuant to the Option Exchange will vest as follows:

•

Over three years in equal quarterly installments over the period beginning on the completion date of this offer and ending on the third anniversary of the completion date, unless you are employed or engaged by Playtika or its majority-owned subsidiaries in Finland or Romania.

•

If you are employed or engaged by Playtika or its majority-owned subsidiaries in Romania, your new RSUs will also vest over three years, with one-third of the new RSUs vesting on the first anniversary of the completion date, and the remaining RSUs vesting in equal quarterly installments over the two year period thereafter.

•

If you are employed or engaged by Playtika or its majority-owned subsidiaries in Finland, your new RSUs will also vest over three years, with one-third of the new RSUs vesting on February 1, 2024, and the remaining RSUs vesting in eight equal quarterly installments over the period commencing on the first anniversary of the completion date and ending on the third anniversary of the completion date (and, for the avoidance of doubt, the first such quarterly vesting date will be the last day of the three-month period following the first anniversary date of the completion date of the Option Exchange).

•

Your new RSUs will be subject to the terms and conditions of an RSU agreement between you and Playtika. In all events, vesting is subject to continued service with us through the applicable vesting date. Your participation in the Option Exchange and receipt of any new RSUs does not provide any guarantee or promise of continued service with us.

Note only eligible stock options that have an exercise price per share greater than the closing price per share on the completion date, which is expected to be December 12, 2022, will be eligible for exchange. Therefore, if you elect to exchange any stock options that have an exercise price that is equal to or lower than the closing price per share on the completion date, the election will be ignored.

2.     The Option Exchange is currently set to expire at 9:00 p.m., Pacific Time, on December 12, 2022, unless Playtika, in its discretion, extends the period of time during which the Option Exchange will remain open.

3.     If you cease to be an active service provider of Playtika or its majority-owned subsidiaries before the expiration of the Option Exchange, you will not receive any new RSUs. Instead, you will keep your current eligible options and they will expire in accordance with their existing terms.

4.     Until 9:00 p.m., Pacific Time. on December 12, 2022 (unless the Option Exchange is extended), you will have the right to change the elections that you have made with respect to some or all of your eligible options that you elected to exchange or elected not to exchange. HOWEVER, AFTER 9:00 P.M., PACIFIC TIME, ON DECEMBER 12, 2022, YOU WILL HAVE NO ABILITY TO CHANGE YOUR ELECTION (UNLESS THE OPTION EXCHANGE IS EXTENDED). The last properly submitted election electronically via the Option Exchange website prior to the expiration of the Option Exchange shall be binding. Until the offering period closes on 9:00 p.m., Pacific Time, on December 12, 2022 (unless the Option Exchange is extended), you may withdraw your tendered eligible options at any time.

5.     The tender of some or all of your eligible option grants will constitute your acceptance of all of the terms and conditions of the Option Exchange. Acceptance by Playtika of your eligible options pursuant to the Option Exchange will constitute a binding agreement between Playtika and you upon the terms and subject to the conditions of the Option Exchange.

6.     You are the registered holder of the eligible options tendered hereby, and your name and other information appearing on the election form are true and correct.

7.     You agree that your decision to accept or reject the offer with respect to some or all of your eligible options is entirely voluntary and is subject to the terms and conditions of the Option Exchange.

8.     PLAYTIKA AND/OR ANY INDEPENDENT FIRMS HIRED WITH RESPECT TO THE OPTION EXCHANGE CANNOT GIVE YOU LEGAL, TAX OR INVESTMENT ADVICE WITH RESPECT TO THE OPTION EXCHANGE AND YOU HAVE BEEN ADVISED TO CONSULT WITH YOUR PERSONAL LEGAL COUNSEL, ACCOUNTANT, FINANCIAL, AND TAX ADVISORS AS TO THE CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE OPTION EXCHANGE.

9.     Under certain circumstances set forth in the Offer to Exchange, Playtika may terminate or amend the Option Exchange and postpone its acceptance of the eligible options you have elected to exchange. Should the eligible options tendered herewith not be accepted for exchange, such options will continue to be governed by their existing terms and conditions.

10.     You understand that: (i) the value of any shares obtained upon vesting of the new RSUs pursuant to the Offer to Exchange is an extraordinary item which is outside the scope of your employment or consulting contract, if any; (ii) the new RSUs and any shares acquired upon vesting thereof are not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, dismissal, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for Playtika; (iii) the new RSUs and the shares of common stock issuable thereunder are not intended to be an integral component of compensation or to replace any pension rights or compensation; (iv) neither the rights nor any provision of the Option Exchange, the 2020 Plan, the form of RSU agreement or the policies adopted pursuant to the 2020 Plan confer upon you any right with respect to service or employment or continuation of current service or employment and shall not be interpreted to form a service or employment contract or relationship with Playtika; (v) the future value of Playtika’s common stock is unknown and cannot be predicted with certainty; and (vi) if you acquire shares of Playtika common stock upon vesting or settlement of the new RSUs, the value of the shares acquired may increase or decrease in value.

11.     You understand that no claim or entitlement to compensation or damages shall arise from forfeiture of the right to participate in the Option Exchange resulting from the termination of your employment with Playtika or any of its majority-owned subsidiaries (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release Playtika and its majority-owned subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, you shall be deemed irrevocably to have waived your entitlement to pursue such claim and any relief in connection therewith.

12.     Regardless of any action that Playtika or its majority-owned subsidiaries take with respect to any or all income tax, social insurance, payroll tax, fringe benefits, payment on account or other tax-related withholding related to the Offer to Exchange or the new RSUs (“Tax-Related Items”), you understand that the ultimate liability for all Tax-Related Items is and remains your sole responsibility and may exceed the amount actually withheld by Playtika or its majority-owned subsidiaries, if any. You further acknowledge that Playtika and/or its majority-owned subsidiaries (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Offer to Exchange and the new RSUs, including, but not limited to, the exchange of eligible options, grant, vesting of the new RSUs, the issuance of shares of Playtika common stock upon vesting of the new RSUs, and the subsequent sale of shares acquired pursuant to such issuance; and (2) do not commit to and are under no obligation to structure the terms of the Offer to Exchange or new RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the date of the grant of the new RSUs and the date of any relevant taxable or tax withholding event, you acknowledge that Playtika and/or any of its majority-owned subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction. In that regard, you authorize Playtika and/or any of its majority-owned subsidiaries to withhold all Tax-Related Items legally payable by you pursuant to the terms of your new award agreement and the 2020 Plan, and including any country-specific appendix thereto and any other country-specific documentation.

13.     You understand and agree that your employment or other service with Playtika will be deemed to have occurred as of the date you are no longer actively providing services to Playtika

(regardless of the reason for such termination of employment or service and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or otherwise rendering services, or the terms of your employment or other service agreement, if any). Your employment or service relationship will not be extended by any notice period (e.g., your period of service will not be extended by any contractual notice period or period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or otherwise rendering services, or the terms of your employment or other service agreement, if any). Unless otherwise expressly provided in the 2020 Plan, the form of RSU Agreement or determined by Playtika, your right to vest in the new RSUs, if any, will terminate as of the date of your termination of employment or service. Notwithstanding the forgoing, the Administrator (as defined in the 2020 Plan) shall have exclusive discretion to determine when your termination of employment or service has occurred for purposes of the new RSUs (including when you are no longer considered to be actively providing services while on a leave of absence). In the event of your leave of absence, vesting of the new RSUs shall be governed by Playtika’s leave of absence policies, as may be amended from time to time, and in accordance with applicable laws.

Notwithstanding the foregoing, for purposes of the Option Exchange, an individual is not an “active service provider” if he or she (i) is on a “garden leave” or other leave that will result in a termination of employment with Playtika or one of Playtika’s majority-owned subsidiaries, (ii) has provided Playtika a notice of resignation or (iii) has received a notice of termination of employment or service from Playtika or one of Playtika’s majority-owned subsidiaries, in each case even if such resignation or termination will not take effect until following the completion of the Option Exchange.

14.     You further understand that if you submit your election via the Option Exchange website, the confirmation statement provided on the Option Exchange website at the time you submit your election will provide additional evidence that you submitted your election and that you should print and keep a copy of such confirmation statement for your records. A copy of the confirmation statement will also be sent to your email. If you do not receive a confirmation from Playtika, you understand that it is your responsibility to ensure that your election form has been received no later than 9:00 p.m., Pacific Time, on December 12, 2022 (unless the Option Exchange is extended). You understand that only responses that are properly completed and submitted and actually received by Playtika on or before the completion date will be submitted.

15.     The provisions of the Option Exchange documents and these Election Terms and Conditions are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless shall be binding and enforceable.

16.     As a condition for participating in the Option Exchange, you explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among Playtika, any parent, subsidiary or affiliate of Playtika or your employing company, if different (collectively, the “Company Group”), exclusively for implementing, administering and managing your participation in the Option Exchange. Playtika may hold certain personal information about you, including your name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any shares of Playtika’s stock options common stock you hold; and details of awards granted to you under the 2020 Plan, to implement, manage and administer the Option Exchange (the “Data”). The Company Group may transfer the Data amongst themselves as necessary to implement, administer and manage your participation in the Option Exchange, and the Company Group may transfer the Data to third parties assisting Playtika with Option Exchange implementation, administration and management. These recipients may be located in your country, or elsewhere, and your country may have different data privacy laws and protections than the recipients’ country. By electing to participate in the Option Exchange, you authorize such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage your participation in the Option Exchange, including any required Data transfer to a broker or other third party with whom Playtika or you may elect to deposit any shares of Playtika common stock. The Data related to you will be held only as long as necessary to implement, administer, and manage your participation in the Option Exchange. You may, at any time, view the Data that Playtika holds regarding yourself, request additional information about the storage and processing of the Data regarding yourself, recommend any necessary corrections to the Data regarding yourself or refuse or withdraw the consents in this paragraph in writing, without cost, by contacting the local human resources representative. Playtika may cancel your ability to participate in the Option Exchange if you refuse or withdraw the consents in this paragraph. For more information on the consequences of refusing or withdrawing consent, contact your local human resources representative.

You understand that none of the officers or employees of Playtika, Playtika management, the Board of Directors of Playtika or the Compensation Committee of the Board of Directors of Playtika is making any recommendation as to whether you should exchange or refrain from exchanging your eligible options, and that you must make your own decision whether to tender your eligible options, taking into account your own personal circumstances and preferences. You understand that the new RSUs may decline in value. You further understand that past and current market prices of Playtika common stock may provide little or no basis for predicting what the market price of Playtika common stock will be in the event you elect to exchange your options in accordance with the terms of this offer or at any other time in the future.

This Agreement does not constitute the Option Exchange. The full terms of the Option Exchange are described in (1) the Offer to Exchange; (2) these Election Terms and Conditions; and (3) the 2020 Plan and the form of RSU agreement thereunder, including any country-specific appendix and any other country-specific documentation.

You must submit your election electronically via the Option Exchange website at www.myoptionexchange.com by 9:00 p.m. Pacific Time on December 12, 2022 (unless the Option Exchange is extended). BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OPTION EXCHANGE AS SET FORTH IN THE OPTION EXCHANGE DOCUMENTS. Please be sure to follow the instructions, which are attached.

Exhibit (a)(1)(iv)

PLAYTIKA HOLDING CORP.

ELECTION INSTRUCTIONS

FORMING PART OF THE ELECTION TERMS AND CONDITIONS

1.	To participate in the Option Exchange, you must complete and deliver an election.

Participation in this Option Exchange is voluntary. If you are an eligible service provider, at the start of the Option Exchange you will have received an announcement email from Shlomi Aizenberg, Chief Operating Officer, dated November 14, 2022, announcing this Option Exchange. If you do not want to participate, then no action is necessary. If you choose to participate in the Option Exchange, you must do the following before 9:00 p.m., Pacific Time, on the completion date, which is expected to be December 12, 2022 (unless the Option Exchange is extended).

Elections via the Option Exchange Website

1.

To submit an election via the Option Exchange website, click on the link to the Option Exchange website in the announcement email you received from Shlomi Aizenberg, Chief Operating Officer, dated November 14, 2022, announcing the Option Exchange, or go to the Option Exchange website at http://www.myoptionexchange.com/Identity/Account/Register. Log in to the Option Exchange website using the login instructions provided to you in the announcement email (or if you previously logged into the Option Exchange website, your updated login credentials).

2.

After logging in to the Option Exchange website, review the information and proceed through to the “Election Form” page. You will be provided with personalized information regarding each eligible option grant you hold, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•

the number of vested and unvested shares of our common stock subject to the eligible option grant as of December 12, 2022 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the number of shares of our common stock subject to the new RSU grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new RSU grant.

3.

On the “Election Form” page, make your selection next to each of your eligible option grants to indicate which eligible option grants you choose to exchange in the Option Exchange by selecting “Exchange” or choose not to exchange in the Option Exchange by selecting “Do Not Exchange.”

4.

Proceed through the Option Exchange website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Confirm Elections page and in the Option Exchange documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.

Upon submitting your election, a confirmation statement will be generated by the Option Exchange website. Please print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your email. At this point, you will have completed the election process via the Option Exchange website.

We must receive your properly completed and submitted election by the expiration of the Option Exchange, currently expected to be 9:00 p.m., Pacific Time, on December 12, 2022. If you are unable to submit your election via the Option Exchange website as a result of technical failures of the Option Exchange website such as the Option Exchange website being unavailable or the Option Exchange website not enabling you to submit your election, please email to@playtika.com.

If you elect to exchange any portion of an individual eligible option grant in the Offer to Exchange, you must elect to exchange the entire individual eligible option grant. If you hold more than one individual eligible option grant, however, you may choose to exchange one or more of such individual eligible option grants, on a grant-by-grant basis, without having to exchange all of your individual eligible option grants. No partial exchanges of an eligible option grant will be permitted. If you are eligible to participate in the Option Exchange, the Option Exchange website will list all of your eligible options.

We may extend this Option Exchange. If we extend the offering period, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on December 13, 2022 (the U.S. business day following the previously scheduled completion date). This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this Option Exchange, we will accept all properly tendered eligible option grants promptly after the expiration of this Option Exchange.

You may change your mind after you have submitted an election and withdraw from the Option Exchange at any time on or before the completion date, as described below. You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before the completion date. You also may change your mind about which of your eligible option grants you wish to have exchanged. If you wish to include more or fewer eligible option grants in your election, you must complete and submit a new election on or before the completion date by following the procedures described below. This new election must be properly submitted after any prior elections you have submitted and must list all eligible option grants you wish to exchange. Any prior election will be disregarded. If you wish to withdraw some or all of the eligible option grants you elected for exchange, you may do so at any time on or before the completion date by following the procedures described below.

Your delivery of all documents regarding the Option Exchange, including elections, is at your risk. If you submit your election via the Option Exchange website, a confirmation statement will be generated by the Option Exchange website at the time that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your email. The printed confirmation statement will provide evidence that you submitted your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election by emailing playtika@infiniteequity.com. Only responses that are properly completed and actually received by us by the deadline through the Option Exchange website at www.myoptionexchange.com will be accepted. Responses submitted by any other means, including hand delivery, interoffice, email, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine it is unlawful to accept. Subject to the terms and conditions of this Option Exchange, we will accept all properly tendered eligible option grants promptly after the expiration of this Option Exchange.

Our receipt of your election is not by itself an acceptance of your options for exchange. For purposes of this Option Exchange, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be December 12, 2022.

Playtika will not accept any alternative, conditional or contingent tenders. Any confirmation of receipt provided to you merely will be a notification that we have received your election form and does not mean that your eligible options have been cancelled. Your eligible options that are accepted for exchange will be cancelled on the same calendar day as the expiration of the Option Exchange (but following the expiration of the Option Exchange), which cancellation is scheduled to be December 12, 2022 (unless the Option Exchange is extended).

2.	To change or withdraw prior elections of your eligible options, you must complete and deliver a new election.

You may change an election you previously made with respect to some or all of your eligible options, including an election to withdraw all of your eligible options from this Option Exchange, only in accordance with the provisions of Section 5 of the Offer to Exchange. You may change your mind after you have submitted an election and withdraw some or all of your elected eligible options from the Option Exchange at any time before the expiration of the Option Exchange, currently expected to be 9:00 p.m., Pacific Time, on December 12, 2022. If we extend the completion date, you may change or withdraw your election of tendered options at any time until the extended Option Exchange expires. In addition, under U.S. securities laws, if we have not accepted your options by 9:00 p.m., Pacific Time, on January 11, 2023 (which is the 40th U.S. business day following the commencement of the Option Exchange), you may withdraw your options at any time thereafter up to such time as Playtika does accept your properly tendered options.

To change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible option grants from this Option Exchange, you must deliver a valid new election indicating only the eligible option grants you wish to exchange in the Option Exchange or a valid new election indicating that you reject the Option Exchange with respect to all of your eligible options, by completing the election process set forth in Section 5 of the Offer to Exchange and described below on or before the completion date, currently expected to be 9:00 p.m., Pacific Time, on December 12, 2022.

Election Changes and Withdrawals via the Option Exchange Website

1.	Log in to the Option Exchange website at www.myoptionexchange.com.

2.

After logging in to the Option Exchange website, review the information and proceed through to the “Election Form” page, where you will find personalized information regarding each eligible option grant you hold, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•

the number of vested and unvested shares of our common stock subject to the eligible option grant as of December 12, 2022 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the number of shares of our common stock subject to the new RSU grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new RSU grant.

3.

On the “Election Form” page, change your selection next to each of your eligible option grants to indicate which eligible option grants you choose to exchange in the Option Exchange by selecting “Exchange” or choose not to exchange in the Option Exchange by selecting “Do Not Exchange.”

4.

Proceed through the Option Exchange website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Confirm Elections page and in the Option Exchange documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.

Upon submitting your election, a confirmation statement will be generated by the Option Exchange website. Please print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your email. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the Option Exchange via the Option Exchange website.

You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before the expiration of the Option Exchange, currently expected to be 9:00 p.m., Pacific Time, on December 12, 2022. Any options with respect to which you do not revise your election will be bound to your prior election. If you are unable to submit your election via the Option Exchange website as a result of technical failures of the Option Exchange website such as the Option Exchange website being unavailable or the Option Exchange website not enabling you to submit your election, please email to@playtika.com.

If you change your election to withdraw some or all of your eligible option grants, you may elect later to exchange the withdrawn eligible option grants again at any time on or before the expiration of the Option Exchange. All eligible option grants that you withdraw will be deemed not properly tendered for purposes of the Option Exchange, unless you subsequently properly elect to exchange such eligible option grants on or before the expiration of the Option Exchange. To reelect to exchange some or all of your eligible option grants, you must submit a new election by completing a new election on the “Election Form” page of the Option Exchange website on or before the expiration of the Option Exchange by following the procedures described in Section 4 of the Offer to Exchange. This new election must be properly submitted after your previously submitted election and must list all eligible option grants you wish to exchange. Upon our receipt of your properly submitted election, any prior election will be disregarded in its entirety and will be considered replaced in full by the new election. Each time you make an election on the Playtika Option Exchange website, please be sure to make an election with respect to each of your eligible option grants.

3.	No Partial Tenders.

If you intend to tender an eligible option grant through the Option Exchange, you must tender all of your shares of Playtika’s common stock subject to that eligible option grant.

You may pick and choose which of your outstanding eligible option grants you wish to exchange if you hold more than one eligible option grant and you may choose to exchange in the Option Exchange one or more of your eligible option grants without having to exchange all of your eligible option grants. However, if you decide to participate in this Option Exchange to exchange an eligible option grant, you must elect to exchange that entire eligible option grant (that is, all eligible options subject to that eligible option grant).

However, if you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible service provider beneficially owns a portion of that eligible option grant, then in order to participate in the Option Exchange with respect to such eligible option grant, you may accept this Option Exchange with respect to the entire remaining outstanding portion of the eligible option grant, including the portion beneficially owned by the other person, as long as you are the legal owner of the eligible option grant. We will not accept partial tenders of option grants, so you may not accept this Option Exchange with respect to a portion of an eligible option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the eligible option grant, we will respect an election properly made by you, but will not be responsible to you or the beneficial owner of the eligible option grant for any errors made by you with respect to such eligible option grant.

4.	Signatures on elections.

Logging in to the Option Exchange website and completing and submitting your election via the Option Exchange website is the equivalent of signing your name on a paper election form and has the same legal effect as your written signature.

If the election form is signed by a trustee, executor, administrator, guardian, attorney in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Playtika of the authority of that person to act in that capacity must be submitted with the election form.

5.	Other information on elections.

When submitting the election via the Option Exchange website, please confirm that your name, email address, and other information are correct.

6.	Requests for assistance or additional copies.

Any questions and any requests for additional copies of the election form or other Option Exchange documents may be directed to to@playtika.com. Copies will be furnished promptly at Playtika’s expense.

7.	Irregularities.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any eligible options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election of any option tendered for exchange that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of this Option Exchange. No tender of eligible options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election, and we will not incur any liability for failure to give any notice.

We also reserve the right to waive any of the conditions of the Option Exchange or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options in a uniform and nondiscriminatory manner. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any such notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our discretion.

Important: Elections must be received via the Option Exchange website at www.myoptionexchange.com on or before 9:00 p.m., Pacific Time, on December 12, 2022 (unless the Option Exchange is extended).

8.	Additional documents to read.

You should be sure to read the Offer to Exchange, all documents referenced therein, this Election Terms and Conditions and its associated instructions, and the announcement email you received from Shlomi Aizenberg, Chief Operating Officer, dated November 14, 2022, announcing the Option Exchange, before deciding to participate in the Option Exchange.

9.	Important tax information.

Please refer to Section 14 of the Offer to Exchange for a discussion of the U.S. federal income tax consequences and Schedules C through L of the Offer to Exchange, which contain country-specific tax disclosures. We also recommend that you consult with your personal advisers before deciding whether or not to participate in this Option Exchange.